Exhibit 21

SUBSIDIARIES OF SYSTEMAX INC. DOMESTIC SUBSIDIARIES

1.          Global Computer Supplies Inc. ( a New York corporation)

2.          Dartek Corp. ( a Delaware corporation)

3.          Nexel Industries Inc. ( a New York corporation)

4.          Misco America Inc. ( a Delaware corporation)

5.          Tiger Direct Inc. ( a Florida corporation)

6.          Systemax Manufacturing Company Inc. ( a Delaware corporation)

7.          Systemax Retail Sales Inc. ( a Delaware corporation)

FOREIGN SUBSIDIARIES

1.          Misco Germany Inc. ( a New York corporation)

2.          Misco Italy Computer Supplies S.P.A. ( an Italian corporation)

3.          H C S Global SA ( a French corporation)

4.          Systemax Europe Ltd. ( a U.K. corporation)